Investor News	NYSE:PEG
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➢	Sue Carson, Director, Investor Relations	Phone: 973-430-6565
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568

PSEG ANNOUNCES FIRST QUARTER 2006 RESULTS:

79 CENTS PER SHARE FROM CONTINUING OPERATIONS

81 CENTS PER SHARE OF OPERATING EARNINGS

PSE&G’s Earnings Impacted by Mild Weather and Regulatory Delay

Company Affirms 2006 Guidance of $3.45 to $3.75 per Share

          (Newark, NJ May 1, 2006) – Public Service Enterprise Group (PSEG) announced today that first quarter 2006 Income from Continuing Operations was 79 cents per share. Operating Earnings, which exclude the impact of costs associated with the pending merger with Exelon of 2 cents, were 81 cents per share for the quarter.

          The table below provides a reconciliation of PSEG’s Income from Continuing Operations to Operating Earnings for the first quarter.

PSEG CONSOLIDATED EARNINGS
First Quarter Comparative Results
2006 and 2005

	Income ($M)		Diluted Earnings Per Share

	2006	2005	2006	2005

Net Income	$203	$285	$.81	$1.18
Income from Discontinued Operations	4	5.02		.02

Income from Continuing Operations	$199	$280	$.79	$1.16

Merger Related Costs	5	3.02		.01

Operating Earnings (Non-GAAP)	$204	$283	$.81	$1.17

All amounts are after federal and state income taxes	Avg. Shares		252M	242M

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends.

          “In the first quarter of 2006, PSEG experienced improved operations of the generating fleet, in particular the nuclear fleet, but softer earnings as a result of the weather,” said Thomas M. O’Flynn, chief financial officer. “Exceptional performance from the nuclear fleet was highlighted by Hope Creek completing 214 days of continuous operation on April 7 when it entered its 13th refueling outage. This reflects a strong recovery from the first quarter of 2005 when the unit was out for most of January. We are completing the refueling outage at Hope Creek and the unit is expected to return to full operations shortly.

          In addition to the refueling activities, the New Jersey nuclear site that includes both Salem units and Hope Creek recently completed three very important assessments. Frank Cassidy, president of PSEG Power reported that “results from all three were very positive with the peer assessment showing improved teamwork, accountability and alignment.”

          The financial results for the quarter at PSE&G and PSEG Power were dampened somewhat by mild weather and moderating gas prices. Temperature, as measured by degree days during the quarter, was 15% above normal and 20% above 2005 levels. Overall results at Energy Holdings declined due to the absence of gains on asset sales that were reported in the first quarter of 2005. The 2006 results also reflect the dilutive impact of approximately 10 million additional shares outstanding.

Attachments to this release provide a reconciliation of Income from Continuing Operations to Operating Earnings and other summary exhibits for the first quarter 2006 and 2005 for PSEG’s principal subsidiaries – PSE&G, PSEG Power and PSEG Energy Holdings.

PSE&G Results and Regulatory Update

          PSE&G’s reported operating earnings of $78 million or 31 cents per share were 33% lower than comparable 2005 results of $117 million or 49 cents per share. Mild temperatures during the quarter cut gas demand significantly and reduced earnings by 7 cents per share. The average January temperature was 11 degrees warmer in 2006 than 2005 while March temperatures were on average 6 degrees warmer in 2006 than 2005.

           In addition to the warmer weather, O’Flynn noted that PSE&G continues to see decreased gas usage by residential customers, beyond the impact of the mild weather. O’Flynn noted “this may indicate some price sensitivity by residential customers to increases in gas supply rates that were put in place in December due to the steep run-up in natural gas prices last fall.” Weather-normalized gas requirements for residential customers have declined 8.6% over the past three years with the most recent year down 3.8%. For the quarter, the lower gas usage reduced earnings by 2 cents per share.

          As part of the August 2003 electric base rate proceeding, a $64 million depreciation credit was established with an expiration date of December 31, 2005. The agreement called for PSE&G to undergo a financial review by the New Jersey Board of Public Utilities (BPU) to support the elimination of the depreciation credit. The BPU issued an order on February 7, 2006 indicating that more information was required to support the elimination of the credit and PSE&G could re-file when the first quarter results were available. Based on current sales levels, the annual amount of rate credit has increased to about $68 million. The absence of this expected rate increase during the first quarter further reduced earnings at PSE&G by 4 cents per share.

          Expected rate relief for PSE&G’s gas distribution business has also been delayed. A revised schedule for the gas base rate case was approved in March that indicates a BPU decision in early December 2006. The initial filing for a 3.78% increase in the gas base rate was made in September 2005 with the requested increase effective in October 2006.

          “Action on our recent filings, including the excess depreciation credit and the gas base rate case has been subject to ongoing delays. It appears that until the merger is resolved with the BPU, decisions on these revenue requests may be difficult to achieve,” said O’Flynn.

          Increased O&M expense resulting from higher wage and benefit costs of 2 cents per share also contributed to the overall 18 cent reduction in PSE&G’s earnings from 2005 levels.

PSEG Power

          PSEG Power reported operating earnings of $112 million, or 45 cents per share, a reduction of $4 million, or 3 cents per share from the first quarter of 2005. The five-unit PSEG nuclear fleet operated in excess of 100% of summer capacity for the quarter, 12% higher than the first quarter of 2005. This additional output, combined with the rolling nature of hedge positions and spot market sales, added about 13 cents to the quarterly results at Power. The absence of the replacement power costs incurred in 2005 from the extended Hope Creek outage added another 12 cents to earnings for the quarter.

          Offsetting some of these operational improvements were mark-to-market losses. The actual mark-to-market impact for the first quarter was a loss of 4 cents, while comparable 2005 results included a gain of 5 cents, resulting in a reduction of 9 cents quarter-over-quarter. “Assuming stable commodity prices, we expect the 4 cent mark-to-market loss on our existing positions to unwind over the remaining three quarters of 2006,” O’Flynn said.

          Margins under the Basic Gas Supply Service (BGSS) contract, primarily from Commercial and Industrial customers, declined 11 cents as the monthly tariffs, which track current NYMEX prices, fell during the quarter while supply costs remained relatively stable. Lower weather-related volumes quarter-over-quarter also contributed to the decline.

          Finally, higher O&M expenses due to higher maintenance costs at fossil, lower O&M costs at nuclear and additional depreciation expense from the Bethlehem Energy Center that came on-line in June 2005, combined to reduce quarterly operating earnings at Power by 5 cents per share.

          Looking beyond the first quarter, Power currently serves BGS tranches that were won in the 2003 auction at an average price of about $55 per MWhr. On June 1st these contracts will be replaced with contracts from the most recent BGS auction with an average price of about $102 per MWhr. “The expiration of BGS and other obligations and the recontracting of our expected nuclear and coal output at higher prices is expected to provide longer-term earnings growth at Power,” said O’Flynn.

PSEG Energy Holdings

          Energy Holdings reported operating earnings of $28 million, or 12 cents per share, a decline of $37 million or 15 cents per share. This decline stemmed primarily from the absence of gains totaling 13 cents recorded during the first quarter of 2005, most notably the withdrawal from the Eagle Point partnership.

          PSEG Global’s Texas plants entered into long-term contracts last fall for a portion of their output that added 4 cents to the quarter-over-quarter results. These contracts are also subject to mark-to-market accounting treatment, which reduced earnings by 2 cents per share for the quarter. Assuming stable prices, about half the 2 cent loss reported in the first quarter is expected to reverse during the current year.

          The improved domestic operations at PSEG Global, coupled with the pending sale of assets in Poland, have changed the earnings mix at Energy Holdings, resulting in a 5-cent per share increase quarter-over-quarter in income taxes. Domestic earnings are taxed at the current US rate while foreign earnings are taxed at local rates which are often lower. The change in the earnings mix at Holdings will gradually increase the effective tax rate.

2006 Outlook

          “With the mild weather in the first quarter, the ongoing delay in the depreciation credit proceeding, the requested gas base rate increase being deferred until December and increased O&M costs at the utility, we are reducing our 2006 operating earnings range for PSE&G by $45 million” said O’Flynn. “Our other businesses are now forecasting stronger results for the current year, offsetting the reduction at PSE&G.”

          “We are increasing our operating earnings expectations for PSEG Power by $25 million as we realize the favorable current year impact on our recontracted nuclear and coal output,” O’Flynn said. The 2006 range for Energy Holdings was increased by $10 million as a result of improvements in the Texas energy market. Finally, the expected impact of corporate expenses was reduced by $10 million.

          Below is a summary of the revised 2006 operating earnings guidance ranges by company for PSEG:

PSE&G	$270 - $290 million
PSEG Power	$500 - $550 million
PSEG Energy Holdings	$165 - $185 million
Corporate Expense	($60) – ($70) million

“These changes to the individual company operating earnings ranges will not impact our expectations for PSEG,” O’Flynn said and reaffirmed 2006 operating earnings guidance of $3.45 to $3.75 per share. PSEG anticipates earnings per share growth in excess of 10% per year for 2007 and 2008, assuming continued improved operations at Power and reasonable outcomes in PSE&G’s regulatory proceedings.

Merger Update

          E. James Ferland, chairman and chief executive officer, said “we remain fully committed to our merger with Exelon and continue to work hard to reach settlements with the Department of Justice and the New Jersey Board of Public Utilities that retain the fundamental economic benefits which were anticipated when the merger was announced in December 2004.” Hearings in New Jersey concluded on March 31, 2006 and initial briefs were filed by all parties on April 26. Reply briefs are due to be filed with the Administrative Law Judge on May 10. “We expect to complete all the necessary regulatory reviews and close the merger in the third quarter of 2006,” Ferland said.

* * * * * * * * *

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Public Service Enterprise Group Incorporated and Exelon Corporation, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Such statements are based upon the current beliefs and expectations of Public Service Enterprise Group Incorporated’s and Exelon Corporation’s management, are subject to significant risks and uncertainties and may differ materially from actual future experience involving any one or more of such matters. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the timing of the contemplated merger and the impact of any conditions imposed by regulators in connection with their approval thereof; the risk that the businesses will not be integrated successfully; failure to quickly realize cost-savings from the transaction as a result of technical, logistical, competitive and other factors; the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel, capacity and electricity; changes in the markets for electricity and other energy-related commodities; changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital, equity and credit markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time first made and we do not undertake to update or revise them as more information becomes available. Additional factors that could cause Public Service Enterprise Group Incorporated’s and Exelon Corporation’s results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Reports on Form 10-K and Current Reports on Form 8-K, of Public Service Enterprise Group Incorporated and Exelon Corporation, respectively, as such reports may have been amended, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s website, www.sec.gov.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(Unaudited)

	First Quarter March 31,

	2006	2005

Earnings Results (in Millions)

PSE&G	$78	$117
PSEG Power	112	116
PSEG Energy Holdings
PSEG Global	9	43
PSEG Resources	20	23
PSEG Energy Holdings	(1)	(1)

Total PSEG Energy Holdings	28	65

PSEG	(14)	(15)

Operating Earnings	$204	$283

Merger and Merger Related Costs	(5)	(3)

Income from Continuing Operations	$199	$280

Discontinued Operations	4	5

PSEG Net Income	$203	$285

Fully Diluted Average Shares Outstanding (in Millions)	252	242

Per Share Results (Diluted)

PSE&G	$0.31	$0.49
PSEG Power	0.45	0.48
PSEG Energy Holdings
PSEG Global	0.04	0.18
PSEG Resources	0.08	0.09
PSEG Energy Holdings	—	—

Total PSEG Energy Holdings	0.12	0.27

PSEG	(0.07)	(0.07)

Operating Earnings	$0.81	$1.17

Merger and Merger Related Costs	(0.02)	(0.01)

Income from Continuing Operations	$0.79	$1.16

Discontinued Operations	0.02	0.02

PSEG Net Income	$0.81	$1.18

Note 1:

Net Income includes preferred stock dividends / preference units distributions relating to PSE&G of $1 million for each of the quarters ended March 31, 2006 and 2005, and PSEG Global of $0 million and $2 million for the quarters ended March 31, 2006 and 2005 respectively.

Note 2:

Basic Earnings per Share from Net Income was $0.81 and $1.20 per share for the quarters ended March 31, 2006 and 2005, respectively.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF OPERATIONS

For the Quarter Ended March 31, 2006
(Unaudited, $ Millions)

	PSEG	OTHER	PSE&G	PSEG POWER	PSEG ENERGY HOLDINGS

		(Note 2)

OPERATING REVENUES	$3,521	$(1,108)	$2,350	$1,967	$312

OPERATING EXPENSES
Energy Costs	2,204	(1,108)	1,631	1,487	194
Operation and Maintenance	584	(1)	301	235	49
Depreciation and Amortization	204	5	152	35	12
Taxes Other Than Income Taxes	41	—	41	—	—

Total Operating Expenses	3,033	(1,104)	2,125	1,757	255

Income from Equity Method Investments	33	—	—	—	33

OPERATING INCOME	521	(4)	225	210	90

Other Income and Deductions	23	(2)	3	22	—
Interest Expense	(201)	(26)	(85)	(40)	(50)
Preferred Securities Dividends	(1)	—	(1)	—	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (Note 1)	342	(32)	142	192	40

Income Tax Expense	(143)	14	(65)	(80)	(12)

INCOME FROM CONTINUING OPERATIONS	199	(18)	77	112	28

Income from Discontinued Operations, net of tax	4	—	—	—	4

NET INCOME	$203	$(18)	$77	$112	$32

INCOME FROM CONTINUING OPERATIONS	$199	$(18)	$77	$112	$28
Merger and Merger-Related Costs	5	4	1	—	—

OPERATING EARNINGS	$204	$(14)	$78	$112	$28

For the Quarter Ended March 31, 2005
(Unaudited, $ Millions)

	PSEG	OTHER	PSE&G	PSEG POWER	PSEG ENERGY HOLDINGS

		(Note 2)

OPERATING REVENUES	$3,244	$(983)	$2,184	$1,730	$313

OPERATING EXPENSES
Energy Costs	1,849	(983)	1,424	1,270	138
Operation and Maintenance	576	(3)	295	227	57
Depreciation and Amortization	184	5	135	30	14
Taxes Other Than Income Taxes	43	—	43	—	—

Total Operating Expenses	2,652	(981)	1,897	1,527	209

Income from Equity Method Investments	31	—	—	—	31

OPERATING INCOME	623	(2)	287	203	135

Other Income and Deductions	29	1	1	23	4
Interest Expense	(200)	(30)	(84)	(28)	(58)
Preferred Securities Dividends	(1)	2	(1)	—	(2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (Note 1)	451	(29)	203	198	79

Income Tax Expense	(171)	12	(86)	(83)	(14)

INCOME FROM CONTINUING OPERATIONS	280	(17)	117	115	65

Income from Discontinued Operations, including Loss on Disposal, net of tax	5	—	—	(7)	12

NET INCOME	$285	$(17)	$117	$108	$77

INCOME FROM CONTINUING OPERATIONS	$280	$(17)	$117	$115	$65
Merger and Merger-Related Costs	3	2	—	1	—

OPERATING EARNINGS	$283	$(15)	$117	$116	$65

Note 1:

Income from Continuing Operations before Income Taxes includes preferred stock dividends / preference units distributions relating to PSE&G of $1 million for each of the quarters ended March 31, 2006 and 2005, and PSEG Global of $0 million and $2 million for the quarters ended March 31, 2006 and 2005, respectively.

Note 2:

Primarily includes financing activities at the parent and intercompany eliminations.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CAPITALIZATION SCHEDULE
(Unaudited, $ Millions)

	March 31, 2006	December 31, 2005

DEBT
Commercial Paper and Loans	$154	$100
Long-Term Debt, including amounts due within one year	8,569	9,025
Securitization Debt, including amounts due within one year	2,005	2,041
Project Level, Non-Recourse Debt, including amounts due within one year	920	935
Debt Supporting Trust Preferred Securities	660	814

Total Debt	12,308	12,915

SUBSIDIARY’S PREFERRED SECURITIES	80	80

COMMON STOCKHOLDERS’ EQUITY
Common Stock	4,620	4,618
Treasury Stock	(531)	(532)
Retained Earnings	2,605	2,545
Accumulated Other Comprehensive Loss	(473)	(609)

Total Common Stockholders’ Equity	6,221	6,022

Total Capitalization	$18,609	$19,017

PSEG’s credit agreements contain covenants that require PSEG’s debt to capitalization ratio not to exceed 70.0% at the end of any quarterly period. The debt to capitalization ratio calculated under PSEG’s credit agreements as of March 31, 2006 was 57.5%. The ratio as calculated pursuant to these covenants exclude non-recourse project debt ($920 million), securitization debt ($2.005 billion) and Debt Supporting Trust Preferred Securities ($660 million), which is now included in Long-Term debt due to the adoption of Financial Interpretation 46, and include capital lease obligations ($52 million) and certain other obligations such as guarantees and letters of credit ($648 million). This ratio is presented for the benefit of the investors and the related securities to which the covenants apply and is not intended as a financial performance or liquidity measure.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited, $ Millions)

	For the Quarters Ended March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$203	$285
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	712	372

Net Cash Provided By Operating Activities	915	657

NET CASH USED IN INVESTING ACTIVITIES	(238)	(160)

NET CASH USED IN FINANCING ACTIVITIES	(746)	(435)

Effect of Exchange Rate Change	(1)	(1)

Net Increase in Cash and Cash Equivalents	(70)	61

Cash and Cash Equivalents at Beginning of Period	288	263

Cash and Cash Equivalents at End of Period	$218	$324

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Quarter-to-Quarter EPS Reconciliation
March 31, 2006 vs. March 31, 2005
(Unaudited)

PSEG 1st Quarter 2005 Net Income			$1.18

(Income) Loss from Discontinued Operations			(0.02)

PSEG 1st Quarter 2005 Income from Continuing Operations			$1.16

Merger and Merger Related Costs			0.01

PSEG 1st Quarter 2005 Operating Earnings			$1.17

PSE&G			B/(W )
1st Quarter 2005		$0.49

Weather		(0.07)
Gas Margins - Residential Price Sensitivity		(0.02)
Expiration of Excess Depreciation Credit		(0.04)
Higher O&M & Other		(0.03)
Additional Shares & Other		(0.02)

1st Quarter 2006		$0.31	$(0.18)

PSEG Power
1st Quarter 2005		$0.48

Hope Creek 2005 Outage	0.12
Increased Output, Recontracting and Other	0.13
BGSS	(0.11)
MTM - 2005 Benefit and 2006 Loss	(0.09)
Margin		0.05
New Assets (BEC)		(0.03)
Higher O&M		(0.02)
Additional Shares & Other		(0.03)

1st Quarter 2006		$0.45	$(0.03)

PSEG Energy Holdings
1st Quarter 2005		$0.27

Operations - TIE		0.04
MTM - Spark Spread Widened		(0.02)
Absence of Gains from 2005 (Eagle Point, SEGS, MPC)		(0.13)
Tax Effect of higher Domestic Earnings		(0.05)
Other		0.01

1st Quarter 2006		$0.12	$(0.15)

Public Service Enterprise Group
1st Quarter 2005		$(0.07)

1st Quarter 2006		$(0.07)	$—

PSEG 1st Quarter 2006 Operating Earnings			$0.81

Merger and Merger Related Costs			(0.02)

PSEG 1st Quarter 2006 Income from Continuing Operations			$0.79

Income (Loss) from Discontinued Operations			0.02

PSEG 1st Quarter 2006 Net Income			$0.81

Attachment 6

PSEG Global L.L.C.
Investment Results
(Unaudited, $ Millions)

	Total Capital at Risk (A) As of		For the Quarter Ended March 31, 2006
Region	March 31, 2006	December 31, 2005	EBIT (B)	Non-Recourse Interest (C)

North America	$436	$481	$16	$6
South America	1,694	1,655	36	8
Europe (D)	187	179	2	—
India, Oman & Other	70	67	2	—
Global G&A - Unallocated	—	—	(7)	—

Total	$2,387	$2,382	$49	$14

	For the Quarter Ended March 31, 2005
Region	EBIT (B)	Non-Recourse Interest (C)

North America	$47	$5
South America	38	10
Europe	(3)	—
India, Oman & Other	9	3
Global G&A - Unallocated	(6)	—

Total	$85	$18

Reconciliation of EBIT to Operating Earnings

	For the Quarters Ended March 31,
	2006	2005

Total Global EBIT	$49	$85
Interest Expense	(36)	(37)
Income Taxes	(4)	(3)
Minority Interest	—	—

Income from Continuing Operations	9	45
Preference Unit Distributions	—	(2)

Operating Earnings	$9	$43

(A) Total Capital at Risk includes Global’s gross investments less non-recourse debt at the project level.

(B) For investments accounted for under the equity method of accounting, includes Global’s share of net earnings, including Interest Expense and Income Tax Expense. The $31 million decrease in EBIT in North America for the quarter ended March 31, 2006, as compared to the same period in 2005, was primarily due to $37 million of gain from withdrawal from the Eagle Point cogeneration partnership interest in 2005.

(C) Non-Recourse Interest is Interest Expense on debt that is non-recourse to Global.

(D) The Total Capital at Risk includes amounts relating to Elcho and Skawina as the sale has not been completed, therefore there is still Capital at Risk in Poland. EBIT and Non-Recourse Interest exclude amounts relating to Elcho and Skawina. EBIT was $15 million and $25 million for the quarters ended March 31, 2006 and 2005, respectively. Non-Recourse Interest was $9 million for the quarters ended March 31, 2006 and 2005.

Attachment 7

PUBLIC SERVICE ELECTRIC & GAS
Sales and Revenues to Customers
March 2006

Electric Sales and Revenues

	Three	Change vs.	Twelve	Change vs.
	Months Ended	2005	Months Ended	2005

Sales (millions kwh)
Residential	3,072	-2.9%	13,948	6.2%
Commercial	5,750	-0.4%	24,132	3.0%
Industrial	1,429	-1.1%	6,266	-2.2%
Street Lighting	99	-0.9%	361	-0.4%
Interdepartmental	4	-11.7%	14	-33.2%

Total	10,354	-1.3%	44,721	3.1%

Revenue (in millions)
Residential	$350	0.1%	$1,644	10.8%
Commercial	434	7.0%	2,083	10.2%
Industrial	64	-7.9%	327	-8.7%
Street Lighting	16	1.8%	63	5.5%
Other	82	25.7%	391	33.6%

Total	$946	4.4%	$4,508	10.4%

Gas Sold and Transported

	Three	Change vs.	Twelve	Change vs.
	Months Ended	2005	Months Ended	2005

Sales (millions therms)
Residential Sales	609	-14.9%	1,346	-7.7%
Commercial - Firm Sales	249	-12.6%	525	-9.2%
Commercial - Interr. & Cogen	18	12.9%	140	172.9%
Industrial - Firm Sales	19	-22.3%	41	-16.0%
Industrial - Interr. & Cogen	79	9.2%	422	15.5%
Other Operating Revenues	—	-43.6%	1	-304.6%

Total	974	-12.5%	2,475	-1.0%

Gas Transported	276	-12.4%	991	-8.3%

Revenue (in millions)
Residential Sales	$609	10.4%	$1,225	11.3%
Commercial - Firm Sales	275	17.4%	634	29.7%
Commercial - Interr. & Cogen	19	23.6%	70	75.2%
Industrial - Firm Sales	21	2.2%	49	17.2%
Industrial - Interr. & Cogen	84	43.4%	438	57.9%
Other Operating Revenues	32	3.0%	133	60.5%

Total	$1,040	14.1%	$2,549	23.1%

Gas Transported	$363	-0.8%	$835	1.9%

	Three	Change vs.	Twelve	Change vs.
	Months Ended	2005	Months Ended	2005

Weather Data
Degree Days - Actual	2,294	-15.3%	4,517	-6.2%
Degree Days - Normal	2,564		4,797

THI Hours - Actual	6	1485.7%	19,093	28.5%
THI Hours - Normal	38		14,888

Attachment 8

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
STATISTICAL MEASURES
(Unaudited)

	Quarters Ended March 31,
	2006	2005

Weighted Average Common Shares Outstanding (000’s)
Basic	251,187	238,314
Diluted	252,065	242,190

Stock Price at End of Period	$64.04	$54.39

Dividends Paid per Share of Common Stock	$0.57	$0.56

Dividend Payout Ratio*	71.4%	68.6%

Dividend Yield	3.5%	4.1%

Price/Earnings Ratio*	20.3	16.9

Rate of Return on Average Common Equity*	13.5%	13.4%

Book Value per Common Share	$24.74	$24.03

Market Price as a Percent of Book Value	259%	226%

Total Shareholder Return - QTR Ended	-0.6%	6.1%
Total Shareholder Return - 12 Months Ended	21.9%	21.6%

	Quarters Ended March 31,
	2006	2005

Generation by Fuel Type

Nuclear - NJ	40%	37%
Nuclear - PA	19%	20%

Total Nuclear	59%	57%

Fossil - Coal - NJ	12%	13%
Fossil - Coal - PA	11%	14%
Fossil - Coal - CT	6%	6%

Total Coal	29%	33%

Fossil - Oil & Natural Gas - NJ	9%	9%
Fossil - Oil & Natural Gas - NY	3%	0%
Fossil - Oil & Natural Gas - CT	0%	1%
Fossil - Oil & Natural Gas - Midwest	0%	0%

Total Oil & Natural Gas	12%	10%

Fossil - Pumped Storage	0%	0%

	100%	100%

*Calculation based on earnings from continuing operations for 12 month period ended